Exhibit 10.5

SERVICE AGREEMENT

BETWEEN

ROSETTA RESOURCES INC.

AND

CALPINE PRODUCER SERVICES, L.P.

THIS SERVICE AGREEMENT (“Service Agreement”), dated this 7 th day of July, 2005, by and between ROSETTA RESOURCES INC., a Delaware corporation; ROSETTA RESOURCES OFFSHORE, LLC, a Delaware Limited Liability Company; ROSETTA RESOURCES CALIFORNIA, LLC, a Delaware Limited Liability Company; ROSETTA RESOURCES TEXAS LP, a Delaware Limited Partnership; and ROSETTA RESOURCES ROCKIES, LLC, a Delaware Limited Liability Company, individually referred to as (“RRI ENTITY”) and jointly referred to herein as (“RRI”) and CALPINE PRODUCER SERVICES, L.P., a Texas Limited Partnership, hereinafter called (“CPS”). RRI and CPS are sometimes collectively referred to herein as (“PARTIES”), and individually as a (“PARTY”).

WITNESSETH

WHEREAS, RRI desires to enter into a Service Agreement with an experienced, skilled and qualified, full service marketing agent with front office, mid office and back office support and comprehensive report generation. The services (“Services”) desired by RRI are described in greater detail in Article 1 below and the attached Schedules 1-9;

WHEREAS, CPS desires to provide the Services to RRI on the basis as set forth herein;

WHEREAS, CPS is in the business of performing and providing the Services desired by RRI and is in a position to make available such Services in an efficient, competent, and professional manner for competitive, market based fees and rates.

NOW THEREFORE, in consideration of the foregoing and of the covenants and promises herein contained, IT IS AGREED by and between the PARTIES:

ARTICLE 1

SERVICES TO BE PERFORMED

From and after the Effective Date of this Service Agreement, CPS shall, subject to the overall direction of the “RRI Authorized Representatives” (as this term is defined below), furnish for and on behalf of RRI or any RRI ENTITY the Services in connection with all of RRI’s owned or controlled production of crude oil, condensate, natural gas or natural gas liquids, as applicable, located in the continental United States and the Shelf of the Gulf of Mexico, such owned or controlled production being set forth in Exhibit “A”, as same may be supplemented in writing following designation by RRI or any RRI ENTITY and mutually agreed upon with CPS, as well as that production operated by RRI and RRI ENTITY individually and jointly on behalf of Calpine Corporation (collectively the owned and controlled production and the production operated by RRI and/or any RRI ENTITY referred to as “RRI Production”).

The Services shall include, but not be limited to, the subject matters set forth in the following Schedules:

Schedule 1. RRI Production

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Schedule 2. Information Access

Schedule 3. Payment of State Taxes

Schedule 4. Contract Preparation, Negotiation & Administration

Schedule 5. Royalty Issues

Schedule 6. Payment from Purchasers of RRI Production

Schedule 7. RRI Working Interest Owners

Schedule 8. Pricing and Credit Issues

Schedule 9. Hourly Rate for Services Not Listed on Other Schedules

“Schedules 1-9” are attached and fully incorporated herein. In the event RRI or any RRI ENTITY and CPS agree in the future that CPS will perform additional Services not identified in this Service Agreement or in an attached Schedule hereto, additional Schedules will be added to this Service Agreement or existing Schedules will be amended in order to identify and describe the new Services to be performed for RRI and any RRI ENTITY by CPS. Any additional Services which are not included in the Schedules performed at the written request of Charlie Chambers, Chad Diskill, Nellie Don Evans, Vicki Gott or any other RRI designated personnel (each, a “RRI Authorized Representative”) will be charged at the hourly rate specified in Schedule 9 or any other rate or fee as may be mutually agreed upon by the PARTIES and added to this Service Agreement by a signed written amendment.

CPS agrees to perform the Services in a workmanlike manner with due diligence and without undue delays or interruptions. CPS further agrees that the Services shall be performed in a commercially reasonable manner. CPS shall not have any fiduciary obligation to RRI or any RRI ENTITY in connection with the services provided pursuant to this agreement. CPS and RRI or any RRI ENTITY shall cooperate with each other and assist each other to facilitate CPS’ performance of the Services. To this end, RRI agrees to timely furnish CPS with any information requested by CPS in writing that RRI or any RRI ENTITY may have that is pertinent to the Services, but which CPS does not possess or have access to through RRI systems.

ARTICLE 2

TERM

This Service Agreement shall be effective commencing on the earlier of the date services are first provided by CPS or the date the last of the PARTIES execute this Service Agreement (as evidenced by the dates written below the signature line) (“Effective Date”) and shall continue through June 30, 2007 (“Initial Term”), and shall automatically renew for one or more one (1) year extensions thereafter, (each a “Renewal Term”) unless terminated by any PARTY giving at least six (6) months written notice to the other PARTY before the end of the Initial Term, or if applicable, any Renewal Term. When used in the Service Agreement, the word “term” shall apply to the Initial Term or the Renewal Term, as applicable. Following any termination of this Service Agreement for whatever reason, each PARTY shall remain subject to and comply with the continuing obligation of confidentiality in Article 11 and the Audit and Overpayment provisions of Article 5. Upon termination or cancellation of this Agreement all services shall terminate except as otherwise specifically provided herein and RRI or any RRI ENTITY shall have no further access to or use of any programs or materials utilized by CPS to perform Services hereunder. In the event of a material failure of a PARTY to perform in accordance with the terms of this Service Agreement or Schedule (“Non-Performing Party”) through no fault of the other PARTY, the other PARTY (“Complaining Party”) shall have the right to terminate this Service Agreement, if within twenty (20) days after Non-Performing Party’s receipt of written notice from the Complaining Party, the Non-Performing Party does not cure or commence and continuously maintain the cure of the performance defects complained of in such written notice. Any such termination shall be effective on receipt of the complaining PARTY’s written termination notice to the Non-Performing Party after the expiration of such cure period.

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ARTICLE 3

DESIGNATION OF REPRESENTATIVES

RRI Authorized Representatives (or their replacements as may be designated by RRI in writing to CPS from time-to-time) may authorize Services to be performed hereunder or may terminate Services. CPS hereby designates Janet Dietrich, Bernie Broderick and David Merkel as its authorized representative (each, a “CPS Authorized Representative”) who shall be authorized to receive notice of a proposed amendment to the Services, or requests by RRI for Services to be performed as per Schedule 9. CPS personnel performing the Services and RRI personnel shall freely communicate with one another related to CPS performance of the Services provided that any RRI personnel having a performance issue with CPS will notify the CPS Authorized Representative who shall then be responsible for resolving any issues with the RRI Representative.

ARTICLE 4

CHARGES AND TERMS OF PAYMENT

CPS shall charge RRI a monthly fee for the Services provided pursuant to this Service Agreement. CPS’ fee for Services rendered shall be an amount equal to .75% of the “net proceeds” actually received by RRI for the sale of all RRI Production during the Initial Term or any Renewal Term. If in any two (2) consecutive-month period RRI Production should average more than 130,000 MMBtu per day, RRI may elect to decrease the marketing fee percentage to .625%. In this event, the decreased rate would remain in effect from the Date of Change (as defined below) unless and until such time that RRI Production over a two (2) consecutive-month period decreases to an average of 130,000 MMBtu per day, or less, at which time the marketing fee percentage would return to .75%. Provided further, if in any two (2) consecutive-month period RRI Production should average 190,000 MMBtu per day or more, RRI may elect to reduce the marketing fee percentage to .50%. In this event, the decreased fee would remain in effect from the Date of Change unless and until such time that RRI Production over a two (2) consecutive-month period decreases to an average of less than 190,000 MMBtu per day, at which time the marketing fee percentage would return to .625% or .75% as the case may be. The Date of Change shall be the first day of the calendar month following receipt by CPS of the written notice from RRI of it’s election to alter the marketing fee percentage. The total MMBtu per day volumes calculated for use in ascertaining a fee change under this Article 4, shall also include gross oil sale volumes based on a conversion of one (1) barrel of oil equaling six (6) MMBtu.

The term “net proceeds” shall mean those funds received by RRI for all volumes of RRI Production purchased and sold under RRI’s sales contracts, after deducting all actual charges and expenses incurred by RRI, including but not limited to transportation, gathering, treating, blending, quality, treating or processing fees, or similar charges, and expenses and charges for postproduction compression fuel and line loss. For further clarification, the term “net proceeds” does not include deductions for any and all severance taxes or similar taxes levied upon RRI Production or CPS’ fee or extra charges under this Service Agreement. CPS agrees to provide RRI with detail and supporting documentation for any extra charges pursuant to Schedule 9 as may be requested by a RRI Authorized Representative and performed by CPS during any month during the term of this Service Agreement.

CPS will invoice RRI for the monthly fee on or before the twenty-fifth (25th) day of each month following the month of Service. RRI shall pay such invoices by the last business day of the month or ten (10) days from the date of the invoice, whichever comes first.

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ARTICLE 5

AUDITS AND OVERPAYMENTS

During the term of this Service Agreement and for a period of two (2) years following termination of this Service Agreement (for whatever cause), each PARTY shall have the right to audit the other PARTY’s books and records for verification of the basis of any compensation paid or owed by RRI to CPS hereunder, and in the event a PARTY determines that an adjustment is needed, that PARTY shall invoice the other PARTY for any amount of overpayment, underpayment or adjustment it determines to be owed (“Adjusted Invoice”), any such Adjusted Invoice to include reasonable supporting documentation. Except as to any portion of an Adjusted Invoice disputed in good faith, the PARTY invoiced shall provide payment to the other PARTY within thirty (30) days of receipt of the Adjusted Invoice of the undisputed amount for any such overpayments, underpayments or adjustments. All PARTIES agree that each PARTY shall have the right to set-off against any future payments owed under this Service Agreement any undisputed portion of an Adjusted Invoice which is not refunded within such thirty (30) day period.

ARTICLE 6

INDEPENDENT CONTRACTOR

It is understood and agreed that CPS is an independent contractor in the performance of each and every part of this Service Agreement and that CPS’ employees shall not be deemed to be the employees of RRI or any RRI ENTITY. RRI shall have the right to inspect the performance of the Services to ensure satisfactory completion thereof, it being distinctly understood that RRI is in no way associated or otherwise connected with the actual performance and details of the Services, as RRI is interested in and looking only to the end result to be accomplished. CPS is solely and individually liable for all labor and expenses in connection with rendering the Services. RRI and each RRI ENTITY authorizes CPS to act as it’s seller’s representative when performing the Services contracted for in this Service Agreement.

ARTICLE 7

SERVICE AGREEMENTS WITH THIRD PARTIES

All agreements between RRI and any RRI ENTITY and third parties shall be entered into in the name of the appropriate RRI ENTITY by an authorized RRI officer or employee, unless CPS is instructed by an RRI Authorized Representative to enter into an agreement in the name of the RRI ENTITY, by CPS, agent for the RRI ENTITY. CPS shall not be deemed to be an agent of RRI or any RRI ENTITY except to the extent CPS enters into an agreement in the name of the RRI ENTITY pursuant to such instructions. In such cases, CPS shall be an agent only as to such limited authorized acts. Unless such authority is revoked in writing by notice as provided herein, CPS shall have the authority to enter into individual and unrelated contacts or transactions in the name of the RRI ENTITY as its agent for the sale of RRI Production (i) for periods not in excess of 24 hours and (ii) for a value not in excess of $100,000 per contract or transaction.

ARTICLE 8

NO WARRANTIES OR REPRESENTATIONS WITHOUT PRIOR APPROVAL

Unless expressly authorized in this Service Agreement or by prior written authority, CPS shall have no authority to make warranties or representations on behalf of or in the name of RRI or any RRI ENTITY and RRI or any RRI ENTITY shall have no authority to make any warranties or representations on behalf of or in the name of CPS.

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ARTICLE 9

TAXES

CPS shall be responsible for payment of all taxes arising out of or associated with its remuneration earned in connection with this Service Agreement, including without limitation, CPS’ federal, state and local income tax, social security tax, unemployment insurance tax, and any other taxes or business license fees required of any nature whatsoever.

RRI shall be responsible for payment of all taxes arising out of or associated with RRI’s Production and its business activities. In performing the Services, specifically those pursuant to the attached Schedule 3, CPS will provide information it maintains to assist RRI in the preparation and payment of all applicable severance or similar taxes attributable to RRI Production.

ARTICLE 10

LIABILITY AND INDEMNITY

CPS shall not be liable for any action taken or omitted to be taken by it under or pursuant to this Service Agreement if done in a commercially reasonable manner so as to satisfy CPS’ obligations hereunder and reasonably believed by CPS to be within the discretion or power conferred by this Service Agreement, unless such action is inconsistent with RRI’s prior written direction. RRI shall not settle or mitigate any claim(s) without the express written consent of CPS and shall indemnify and hold harmless CPS from and against any and all third party claims, liens, demands, causes of actions or expenses arising out of, or incidental to, the operations under this Service Agreement, including, without limitation, those arising out of the negligence of CPS or for which CPS would otherwise be strictly liable, except to the extent the same arises out of or is in connection with CPS’ willful misconduct or gross negligence. If RRI or CPS receives a claim or demand related to this Service Agreement, RRI or CPS shall notify the respective other PARTY promptly in writing and give such PARTY all available information and assistance to evaluate, defend and settle such claim. RRI shall defend each claim asserted and suit brought involving any matter for which RRI has an obligation to indemnify CPS hereunder, and RRI shall pay all costs, expenses and attorney fees incidental thereto and all judgments resulting therefrom. If it is determined that RRI is not obligated to indemnify CPS, CPS will fully reimburse RRI for all costs and expenses, including attorneys fees and judgments. CPS shall have the right, at its option and sole expense, to participate in the defense of each such claim or suit without relieving RRI of any obligations hereunder.

ANY STATUTORY LIMITATIONS NOW OR HEREAFTER IN EFFECT WHICH AFFECT THE VALIDITY OR ENFORCEABILITY OF THE INDEMNIFICATION PROVISIONS IN THIS SERVICE AGREEMENT ARE MADE A PART HEREOF IN THE RESPECTIVE JURISDICTION WHERE THE STATUTE APPLIES AND ANY SUCH STATUTORY LIMITATIONS SHALL OPERATE TO AMEND THE INDEMNITY PROVISIONS HEREOF TO THE MINIMUM EXTENT NECESSARY TO BRING SUCH PROVISIONS INTO CONFORMITY WITH THE REQUIREMENTS OF THE STATUTE. SO MODIFIED, THE INDEMNITY PROVISIONS OF THIS CONTRACT SHALL CONTINUE IN FULL FORCE AND EFFECT.

ARTICLE 11

CONFIDENTIALITY

Except to the extent (i) required (through deposition, interrogatory, request for production, subpoena, civil investigative demand or similar process) by a court or regulatory order, (ii) as required by the PARTY’s financial advisor, investors, or bankers who need to know such information, or (iii) expressly agreed to in

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writing by RRI and CPS, CPS, RRI and each RRI ENTITY and their representatives agree to keep confidential all information, including pricing and any data collected hereunder. Such confidentiality obligation shall continue during the term of this Agreement and for a period of two (2) years following the expiration or termination of this Agreement. In the event that CPS or RRI is required, in the manner specified above, to disclose any confidential information that PARTY shall provide prompt oral notice followed by written notice to the other PARTIES so that each PARTY may timely seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, CPS and RRI agree (i) to furnish such information and (ii) to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

Notwithstanding the foregoing, confidential information shall not include: (i) information which subsequently becomes, after disclosure, part of the public domain through no act or omission of CPS or RRI; (ii) information which was, prior to disclosure, already in CPS’ or RRI’s possession and was not acquired, directly or indirectly, from a third party who, to CPS’ or RRI’s knowledge, is under an agreement or fiduciary obligation of confidentiality to RRI or CPS; and (iii) information which is subsequent to disclosure, lawfully and independently obtained by CPS or RRI, to its knowledge, from a third party who is lawfully in possession of such information and who is not under an agreement or fiduciary obligation of confidentiality to RRI or CPS with respect to such information, all to CPS’s or RRI’s knowledge.

ARTICLE 12

MISCELLANEOUS

Compliance with Laws, Permits, and License Requirements. Each PARTY shall, at its sole cost and expense, comply with all federal, state and local laws applicable to its performance hereunder and shall procure all applicable licenses and permits necessary for the fulfillment of its obligations under this Service Agreement.

Assignment. No PARTY may assign any rights or obligations under this Service Agreement, without the prior written consent of the other PARTY who shall have the sole discretion of denying such assignment(s) for any reason, provided that an assignment may be made by any PARTY to an affiliate without such prior approval. This Service Agreement shall be binding upon and inure to the benefit of the PARTIES hereto and their respective permitted successors and assigns. In the event that any PARTY shall sell all or substantially all of its assets or transfer all or a majority of its ownership to a non-affiliated third party (or otherwise relinquish voting control), it shall promptly provide notice to the other PARTIES and the other PARTIES shall have the option to terminate this Service Agreement on sixty (60) days written notice to such PARTY, provided notice is given within ninety (90) days from the date the notice is received of such transfer. If such notice is not given within such ninety (90) days, the other PARTIES forfeit their right to terminate.

Non-Waiver. A waiver by RRI or CPS of any breach of any covenant, condition or provision (whether expressed, implied or otherwise) herein contained shall not be taken to be a waiver of any subsequent breach of the same or any other covenant, condition or provision.

Merger of Service Agreement. This Service Agreement is an integrated Service Agreement and contains the entire agreement regarding matters herein between the PARTIES. No representations, warranties or promises have been made or relied upon by any PARTY hereto other than as set forth herein. This Service Agreement supersedes and controls any and all prior communications between the PARTIES or their representatives relative to matters contained herein. Any changes, modifications, or additions to this Service Agreement or any Exhibit or Schedule attached thereto shall be made by mutual consent in writing and signed by all PARTIES.

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Notices. Except as otherwise provided herein, all notices, requests, consents or demands (collectively “notices”) hereunder, other than day-to-day routine communications, shall be in writing and shall be delivered by U.S. mail, certified, return receipt requested, or by personal delivery, or by overnight carrier, or by facsimile to the following addresses:

All notices shall be delivered to:

As to CPS:	As to RRI:
Calpine Producer Services, L.P.	Rosetta Resources Inc.
Attn: Contract Administration	Attn: Marketing Analyst
717 Texas Ave Suite 1000	717 Texas Ave., Suite 2800
Houston, Texas 77002	Houston, Texas 77002
Fax: (713) 830-8751	Fax: (713) 335-4197

With copies of notices relating to accounting delivered to:

As to CPS:	As to RRI:
Calpine Producer Services, L.P.	Rosetta Resources Inc.
Attn: Accounting	Attn: Marketing Analyst
717 Texas Ave Suite 1000	717 Texas Ave., Suite 2800
Houston, Texas 77002	Houston, Texas 77002
Fax: (713) 830-8749	Fax: (713) 335-4186

With copies of notices relating to confirmations delivered to:

As to CPS:	As to RRI:
Calpine Producer Services, L.P.	Rosetta Resources Inc.
Attn: Deal Clearing	Attn: Marketing Analyst
717 Texas Ave Suite 1000	717 Texas Ave., Suite 2800
Houston, Texas 77002	Houston, Texas 77002
Fax: (713) 830-8868	Fax: (713) 335-4197

Any PARTY may change its address by written notice to the other PARTY. Unless otherwise provided, all written notices called for in this Service Agreement shall be effective upon receipt. Routine communications shall be considered as delivered when mailed. A copy of all communications of a PARTY sent by facsimile (other than routine communications) shall be sent by U.S. mail, certified, return receipt requested, or by personal delivery or by overnight carrier to the other PARTY; provided that failure to so confirm such facsimile communication shall not invalidate the communication given by facsimile assuming delivery is otherwise verified.

No Third Party Benefits. Nothing in this Service Agreement shall be construed to create a duty to, any standard of care with reference to, or any liability to any person not a PARTY to this Service Agreement.

Limitation of Liability. In no event will any PARTY be liable for any lost or prospective profits or any other incidental, consequential, punitive, exemplary or indirect losses or damages in tort, breach of contract or otherwise arising from or relating to this Service Agreement.

Notwithstanding anything in this Service Agreement to the contrary, CPS’s maximum exposure under any claim of damages, liability or indemnification under contract, tort, warranty, strict liability or any other legal theory shall be limited to the fee for services actually received by CPS under this Service Agreement as of the date of such claim.

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Counterparts. This Service Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any executed counterpart transmitted by facsimile or similar transmission by any PARTY shall be deemed an original and shall be binding upon such PARTY.

Governing Law. This Service Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, not including, however, any of its conflicts of law rules that would make applicable the laws of any other jurisdiction.

Dispute Resolution. Each PARTY shall designate in writing to the other PARTY a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such PARTY to make decisions by mutual agreement.

If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each PARTY’s representatives, respectively, to a senior officer designated by CPS and a senior officer designated by RRI for resolution upon five (5) days written notice from either PARTY. Any dispute that may arise in connection with this Agreement which can not be resolved within thirty (30) days following submission to senior officers shall be settled by arbitration in accordance with this section of the Service Agreement as further specified below.

After the expiration of the thirty (30) day period described in this section, either PARTY may submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The process shall be initiated by either PARTY delivering to the other a written notice requesting arbitration, with the other PARTY to respond to such request within ten (10) business days. The PARTIES shall select a single arbitrator with knowledge of and over five (5) years of professional experience in connection with similar transactions and who has not previously been employed or retained by either PARTY and who does not have a direct or indirect interest in either PARTY or the subject matter of the arbitration. Such arbitrator shall either be mutually agreed by the PARTIES within thirty (30) days after written notice from either PARTY requesting arbitration, or failing agreement, shall be selected under the expedited rules of the AAA. Such arbitration shall be held in alternating locations of the home offices of the PARTIES, commencing with CES’ home office, or in any other mutually agreed upon location. The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. The arbitration shall be conducted according to the following procedures: (a) the arbitration hearing shall commence no later than thirty (30) days after the selection of the arbitrator, (b) not later than seven (7) days prior to the hearing date set by the arbitrator each PARTY shall submit a brief detailing its factual and legal position and a final offer for settlement of the dispute including a dollar amount, if appropriate, (c) the hearing shall be conducted on a confidential basis without continuance or adjournment, (d) the arbitrator shall be limited to selecting only one of the two offers or, if applicable, one of the dollar amounts submitted by the PARTIES, (e) each PARTY shall divide equally the cost of the arbitrator and the hearing and each PARTY shall be responsible for its own expenses and those of its counsel and representatives, and (f) evidence concerning the financial position of the PARTIES, any offer made or the details of any negotiation prior to arbitration and the cost to the PARTIES of their representatives and counsel shall not be permissible. The award of the arbitrator shall be made no later than thirty (30) days after the date of closing of the hearing, or if oral hearings have been waived, after the date of transmitting the final statements and proof to the arbitrator; provided, however, that in no event shall any award be made later than one hundred and twenty (120) days after the date of the original demand for arbitration hereunder. The arbitrator shall be required to render a reasoned decision accompanying any award. The decision of the arbitrator shall be final and binding on the PARTIES, enforceable in any state court, and shall not be appealed by either PARTY.

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Notwithstanding anything to the contrary contained herein, and regardless of any procedures or rules of the AAA, it is expressly agreed that the following shall apply and control over any other provision in this section of the Service Agreement:

i.	The arbitrator shall have no authority to award punitive damages or attorneys’ fees.

ii.	The PARTIES may, by written agreement signed by both PARTIES, alter any time deadline, location(s) for meeting(s), or procedure outlined in this section of the Service Agreement or in the AAA rules.

iii.	Time is of the essence for purposes of the provisions of this section of the Service Agreement.

iv.	Either PARTY may seek a restraining order, temporary injunction, or other provisional judicial relief if the PARTY in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo. The PARTIES will continue to participate in good faith in the procedures despite any request for provisional relief.

IN WITNESS WHEREOF, the PARTIES have executed this Service Agreement as of the date first above written.

RRI:	CPS:

ROSETTA RESOURCES INC.	CALPINE PRODUCER SERVICES, L.P.
by its General Partner CPN Energy Services, G.P., Inc.

By:	By:
Janet Dietrich
Vice President

ROSETTA RESOURCES OFFSHORE, LLC

By:

ROSETTA RESOURCES CALIFORNIA, LLC

By:

ROSETTA RESOURCES TEXAS LP

By:

ROSETTA RESOURCES ROCKIES, LLC

By:

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“A” TO

SERVICE AGREEMENT DATED BETWEEN

RRI & CPS

RRI Production shall mean:

All of RRI’s owned or controlled production of crude oil, condensate, natural gas or natural gas liquids, as applicable, located in the continental United States and the Shelf of the Gulf of Mexico as may be augmented or modified from time to time.

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SCHEDULE 1

SERVICES RELATED TO RRI PRODUCTION

1)	CPS shall receive volumetric data available for RRI Production volumes from RRI production department, using RRI’s Production Access system (“PAS”) except with respect to new wells having no production history, and assist RRI’s production department in assessment of RRI Production volumes, by comparison to historical sales volumes and regular communication as needed for accurate nomination of RRI Production.

2)	CPS shall assist RRI with all new well connections for RRI Production and bringing shut-in RRI Production back on-line. RRI will provide information to CPS in this regard by means of a written report.

3)	CPS shall sell, trade and/or market RRI Production on a spot or term basis in accordance with the directions of RRI Authorized Representatives. CPS shall provide services related to the sale of such RRI production including: nominating, scheduling, balancing and other customary marketing services. The terms and conditions of the sales agreements for RRI Production shall be negotiated by CPS utilizing commercially reasonable efforts to obtain the most favorable terms beneficial to RRI, and, for transactions of greater than one calendar month, shall be subject to RRI’s prior written approval.

4)	CPS will assist RRI in reducing post-production midstream charges and expenses such as gathering, treating, dehydration, blending, processing, compression and transportation associated with any sale of RRI Production so as to maximize the value of RRI Production at the wellhead or the central delivery point(s) for that area. CPS shall seek out other opportunities to increase RRI Production values through competitive pricing and enhancements such as gas processing upgrades. Except as may be previously approved in writing by RRI, the time periods for the duration of these types of post-production midstream agreements shall not exceed three (3) months or extend such obligation past the termination date of this agreement.

5)	The sales agreements for RRI Production and all post-production midstream agreements for RRI Production shall be executed by RRI on a form that has been previously approved by RRI.. All executed sales agreements for RRI Production shall include a provision requiring that all payments to be made thereunder shall be made directly to RRI, 717 Texas Avenue, Suite 2800 Houston, Texas 77002, or an account designated by RRI.

6)	As to any and all potential buyers to whom CPS markets RRI Production, CPS shall make commercially reasonable investigation of their creditworthiness, and once CPS has performed and documented such investigation, CPS shall present such information to RRI. At such time as the credit information is presented to RRI, RRI shall in its sole judgment make a determination as to a credit amount to be allowed related to the specific counterparty. RRI shall notify CPS of such credit amount or security requirement for the specific counterparty and transaction. CPS shall have no authority whatsoever in binding or representing RRI until such credit approval and or security has been received. After such approval or security has been received by RRI from CPS or the counterparty, CPS shall bear no further responsibility or liability hereunder should any such buyer become insolvent or fail to make payment for such RRI Production sold by CPS on behalf of RRI, as long as CPS has not exceeded the pre-established credit limit. Such creditworthiness documentation is to be retained by the PARTIES and periodically updated as determined by the PARTIES based on its own good business practices as long as CPS continues to sell RRI Production to such buyer(s).

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7)	The ownership, operation and costs associated with RRI-owned or controlled facilities from and through which RRI Production is delivered shall remain with RRI, and CPS shall have no authority or liability with respect to such facilities; provided however, that the buyers arranged by CPS for the RRI Production will be responsible for paying for all fees and costs beyond the delivery point for the RRI Production. Title to all RRI Production shall remain with RRI through the respective delivery points for RRI Production to the respective buyers under all executed sales agreements for RRI Production.

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SCHEDULE 2

SERVICES RELATED TO INFORMATION ACCESS

1.	CPS shall make available to appropriate RRI employees, secure access to CPS’ online Producer Control Center (“PCC”), including all updates and improvements to better serve RRI’s needs (e.g., tabs for scanned documents, reformatted reports, etc.); provided however, that RRI will be responsible for providing accurate information to CPS if required in relation to such reports (e.g., PAS to use same field and well identification as Excalibur Well Master). Nothing herein shall be construed to grant RRI access to CPS’ EMS program.

2.	CPS shall assist in the training of these RRI employees and their use of PCC and CPS’ other systems, programs and reports so RRI receives the expected Services. Similarly RRI will familiarize CPS employees with RRI’s systems and programs.

3.	CPS shall provide necessary and pertinent information from CPS’ systems, programs and other reports to facilitate the recording and booking of revenues by RRI, including providing electronic links to RRI’s Excalibur accounting system

SCHEDULE 3

SERVICES RELATED TO TAXES

1)	CPS will provide information it maintains to assist RRI in the preparation and payment of all applicable severance or similar taxes attributable to RRI Production. CPS shall timely scan into PCC all detail and documentation required in order to accomplish this result. In the event of any problems in this regard, CPS shall timely furnish by other appropriate and effective means the required information to RRI.

SCHEDULE 4

SERVICES RELATED TO CONTRACT ADMINISTRATION

1)	CPS shall assist RRI in preparing and negotiating for RRI’s approval and execution, and administering, all sales agreements for RRI Production and all post-production midstream agreements for the gathering, transportation, processing, dehydrating, treating, blending, and/or compressing of RRI Production.

2)	CPS shall perform all required nominations and flow schedules based on historical daily flows, well maintenance information from RRI and pipeline capacity constraints, if any, with the goal of avoiding imbalance penalties as much as possible.

3)	RRI shall be liable for all pipeline imbalances existing that relate to RRI Production.

4)	CPS shall monitor and manage pipeline imbalances and report on the status of pipeline imbalances at least quarterly or more frequently as requested by RRI.

5)	CPS shall account for the sale of all hydrocarbons associated with all RRI Production and shall actualize volumes in accordance with pipeline statements.

6)	CPS shall assist RRI with the review and resolution of post-production midstream agreement rate discrepancies.

SCHEDULE 5

SERVICES RELATED TO ROYALTY ISSUES

1)	For all sales of RRI Production, CPS shall keep proper records reflecting price paid, market price in the area at the time and place of sale, and bids from third party sellers and purchasers to substantiate that the price paid was equivalent to fair market value when taking into consideration all appropriate adjustments. CPS shall print the appropriate bids, including commodity price and basis differential, that are posted on Intercontinental Exchange at the time of the sale and shall keep all records for a period of five (5) years from the beginning of the month after the month of sale, or for so long thereafter as a dispute, investigation, court action, or regulatory action commenced within such five (5) years may exist. CPS shall not be requested to dispense royalty payments to RRI royalty owners or working interest owners but does agree to provide accurate and timely detail, documentation and other information to assist RRI’s proper calculation and payment of all royalties owed in connection with RRI Production.

SCHEDULE 6

SERVICES RELATED TO PAYMENT FROM PURCHASERS OF RRI PRODUCTION

CPS will undertake the following remittance duties:

1)	CPS shall prepare and send invoices to all buyers of RRI Production.

2)	CPS shall work with RRI to reconcile accounts receivable for all RRI Production.

3)	CPS will aide in managing RRI’s collateral account.

4)	CPS shall work with RRI to help ensure that the buyers pay all post-production midstream charges and expenses after the delivery point for each sale. If the delivery point is not at the wellhead, but instead is at the central delivery point, CPS will provide the documentation establishing that the sales price net of the applicable post-production midstream charges and expenses from the wellhead to such central delivery point is greater than or equal to the sales price at the wellhead.

SCHEDULE 7

SERVICES RELATED TO RRI WORKING INTEREST OWNERS

1)	CPS shall provide available daily sales volume estimates to RRI working interest owners taking in kind, when requested to do so by RRI land department, provided CPS has been furnished with the proper working interest percentages and addresses by RRI land department.

SCHEDULE 8

SERVICES RELATED TO PRICING AND CREDIT ISSUES

1)	CPS will make commercially reasonable efforts to stay aware of credit issues involving RRI markets, and will advise RRI if and when the credit of their markets is under scrutiny. CPS will ensure that RRI only sells to markets approved by RRI based on its investigation and analysis pursuant to Schedule 3.

2)	CPS shall assist RRI with market pricing, basis, and other price adjustments for the purpose of reserve evaluation or the exploration or acquisition of new reserves. CPS shall provide information on all post-production midstream charges and expenses, including, without limitation, gathering, dehydration, blending, treating, processing, compression, and transportation costs in new areas.

3)	CPS shall assist RRI with the assessment of market options and maintain open communication with RRI in an attempt to exchange timely information so that RRI can seek to receive the best price available at the time all RRI Production is sold, keeping in mind the volume, location and financial stability of RRI’s markets.

4)	CPS shall provide RRI market back up and sales information to assist with pricing claims adjudication brought by working interest or royalty owners.

5)	CPS shall assist RRI with physical gas sales to seek to maximize profits from RRI hedging activity.

SCHEDULE 9

HOURLY RATE FOR ADDITIONAL SERVICES

$140.00 Per Hour.